Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals Appoints David D. Muth, Executive Vice President,

Chief Commercial Officer

CORAL GABLES, FL, January 5, 2015 — Catalyst Pharmaceutical Partners, Inc. (Catalyst Pharmaceuticals) (Nasdaq: CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced that David D. Muth, currently Executive Vice President, Corporate Development of Catalyst, has been promoted to the newly created position of Executive Vice President, Chief Commercial Officer, effective January 1, 2015. Mr. Muth will continue to report to Patrick J. McEnany, Chairman and Chief Executive Officer of Catalyst.

In his expanded role, Mr. Muth will be responsible for all of Catalyst’s commercial operations and corporate development activities. In that role, he will work closely with the other members of the Catalyst team in developing and executing the Company’s strategic plan, including the anticipated commercial launch of Firdapse™.

“David’s appointment marks another milestone in the transition of Catalyst into a fully integrated biopharmaceutical company,” said Mr. McEnany. “David is an exceptional individual who brings a wealth of commercial experience to Catalyst from a variety of senior roles at several leading pharmaceutical companies. He has an impressive track record of building commercial organizations and successful product launches of orphan drugs and several blockbuster products.”

“I am very pleased to be with an organization dedicated to meeting the needs of patients with rare debilitating diseases like Lambert-Eaton Myasthenic Syndrome,” said Mr. Muth. “It is an exciting time at Catalyst as the company advances toward the NDA submission for Firdapse™ and accelerates its pre-commercialization activities. I look forward to continuing to work with the Catalyst team in my expanded role to achieve the goal of bringing this innovative product to market and building a successful Firdapse™ franchise.”

Mr. Muth has over 35 years of business experience in the biotechnology and pharmaceutical industries. He most recently served, from 2010 to 2014, as the President and CEO of Croma Pharmaceuticals Inc., where he established North American operations, gained approval of and successfully launched 10 ocular surgical products, while building a Canadian Ophthalmology sales organization. Prior to joining Croma, from 2008 to 2010, David was the Global Head of Business Development for Bausch + Lomb’s (B+L) Pharmaceutical Group, where he negotiated numerous transactions including company/products acquisitions and in-licensed a portfolio of programs. Prior to B+L, he served as the Executive Vice President and Chief Business Officer for Avalon Pharmaceuticals, President and CEO of Osmotica Pharmaceutical Corporation, President and COO of Cengent Therapeutics and Senior Vice President of Business Operations for Nabi Biopharmaceuticals Inc. At Nabi, he established a hematological/oncology commercial organization and launched four products, two of which were Orphan Drugs. Prior to Nabi, Mr. Muth spent 17 years with Johnson & Johnson (J&J) in a variety of senior management roles spanning all commercial functions including marketing research, sales, product management, new product development, and corporate development.

Mr. Muth received a B.S. in accounting from Villanova University, an M.B.A. in Finance from Pace University and an M.B.A. in Pharmaceutical Marketing (2nd concentration) from Farleigh Dickinson University.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse™ for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasm, post-traumatic stress disorder, Tourette Syndrome or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

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